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                                                                  EXHIBIT 3.09.2
                               CERTIFICATE OF AMENDMENT
                                        OF THE
                             CERTIFICATE OF INCORPORATION
                                          OF
                                 SWC INDUSTRIES, INC.


    SWC Industries Inc., a corporation organized under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify as follows:

    1. That the Board of Directors of the Corporation pursuant to a unanimous written action in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation.

    2. That in lieu of a meeting and vote of the stockholders, the sole stockholder of the Corporation has given written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

    3. That Article 4 of the Certificate of Incorporation of the Corporation, which sets forth the number and class of stock that the Corporation shall have authority to issue, is hereby amended to read:

              4. The total number of shares of stock which the corporation shall have the right to issue is three thousand (3,000) shares, of which two thousand five hundred and ten (2,510) of such shares shall be shares of common stock, par value $.10 per share, and four hundred and ninety (490) of such shares shall be shares of class B common stock, par value $.10 per share.

              The powers, rights and preferences attendant to the shares of the common stock and the shares of the class B common stock shall be identical, except as set forth below. The holders of the class B common stock shall not have the right to vote on any matter, except as otherwise provided by law and except that the approval of the holders of a majority of the issued and outstanding shares of the common stock and the class B common stock, voting as a single class,

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         shall be required for:  (i) any merger, whether or not the corporation is the surviving corporation, or consolidation of the corporation with any other corporation or other entity; (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation; (iii) any liquidation or dissolution of the corporation; or (iv) any amendment to the corporation's certificate of incorporation.

              Any registered holder of shares of the class B common stock shall have the right, exercisable at any time after July 15, 1990, to have all, but not less than all, of the shares of the class B common stock registered in his name converted into a like number of shares of common stock upon surrender to the corporation of the certificates or certificates for the shares of class B common stock to be so converted, duly assigned in blank for transfer; provided that in the event of any stock split, combination of shares or similar recapitalization on the shares of the common stock and concurrently therewith the shares of the class B common stock are not recapitalized in the same manner, the number of shares of the common stock into shares of the class B common stock shall be adjusted to reflect the same. Any shares of class B common stock that are so surrendered shall be cancelled and shall not be reissued.

    4. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and signed by its President and Assistant Secretary this 19th day of December, 1989.


                             /s/ J. Glenn Alexander
                             ------------------------
                             J. Glenn Alexander
                             President
    Attest:

    /s/ Robert A. Schneider
    -----------------------------
    Robert A. Schneider
    Assistant Secretary


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